Exhibit 99.1

FOR IMMEDIATE RELEASE

CALMARE THERAPEUTICS RECEIVES TWO FAVORABLE RULINGS

IN DELAWARE CHANCERY COURT

Fairfield, CT – March 25, 2019 – Calmare Therapeutics Incorporated, (OTC: CTTC), the pain mitigation company (“Calmare” or the “Company”), announced today that, on March 15, 2019, Calmare won two significant rulings from the Delaware Court of Chancery brought against it and certain of its directors by Stanley Yarbro (“Yarbro”), another director.

The Delaware Court rejected Yarbro’s motion for a summary judgment to declare that he had been successful in a Consent Proxy Solicitation seeking control of the Company. The Court of Chancery also granted Calmare’s motion to stay the Delaware case until a United States District Court in New York decides, in a lawsuit filed in April 2018 by Calmare against Yarbro, whether Yarbro used a proxy that was “false and misleading” under Federal securities laws to obtain shareholder votes for his proposed slate of directors.

“The Chancery Court’s stay motion is a great help to the Company and its shareholders,” said Calmare Therapeutics President & CEO Conrad Mir. “Calmare’s Management Team has been working hard to pursue the Company’s business objectives in the face of this counterproductive litigation. Such a motion will afford us the opportunity to put Calmare back on track and focus on what is most important – posting revenues, and increasing shareholder value.”

About Calmare Therapeutics, Inc.

Calmare Therapeutics, Inc. researches, develops and commercializes chronic, neuropathic pain and wound affliction devices. Our flagship medical device – the Calmare® Pain Therapy Device (the “Calmare Device”) – is the world’s only non-invasive and non-addictive modality that can successfully treat chronic, neuropathic pain. The Company holds a U.S. Food & Drug Administration 510k clearance designation on its flagship device, which grants it the exclusive right to sell, market, research and develop the medical device in the United States. The Calmare Devices are commercially sold to medical practices throughout the world. They are also found in U.S. military hospitals, clinics and on installations.

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contacts:

Calmare Therapeutics Incorporated

Conrad Mir
President and CEO
cmir@calmaretherapeutics.com
203.368.6044

www.calmaretherapeutics.com